AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION, dated April 18th, 2000, between VD0.Com, Inc., ("VDO") a Florida corporation and Thoroughbred Racing Association ("TRA"), a Delaware corporation.

                             PLAN OF REORGANIZATION

The reorganization will comprise in general, the acquisition of TRA by VDO pursuant to an I.R.S. qualified tax free exchange whereupon TRA shall become a wholly owned subsidiary of VDO, all subject to the terms and conditions of the agreement hereinafter set forth. For purposes of this Agreement, the terms "shares", "stock" and/or "common capital stock" shall be interchangeable.

                                    AGREEMENT

     In order to consummate the foregoing Plan of Reorganization, and in consideration of the premises and of the representations and undertakings herein set forth, the parties agree as follows:

     1. Transfer of shares. Upon and subject to the terms and conditions herein stated, VDO shall acquire from TRA's shareholders, whose signatures appear below, whom shall transfer, assign, and convey to VDO all of the issued and outstanding shares of TRA's common stock to VDO in exchange for the sum of $100,000.00 together with 400,000 shares (post split) of VDO common capital stock. By virtue of the transaction, VDO shall acquire TRA as a going concern, including all of the properties and assets of TRA of every kind, nature, and description, tangible and intangible, wherever situated, including, without limiting the generality of the foregoing, its business as a going concern, its goodwill, and the corporate name (subject to changes referred to or permitted herein or occurring in the ordinary course of business prior to the time of closing provided herein). Upon, and immediately subsequent to, the aforementioned acquisition, VDO will merge into its wholly-owned subsidiary (TRA) under applicable Section of the Florida Corporations Code.

     2. Issuance and delivery of stock. In consideration of and in exchange for the foregoing transfer, assignment, and conveyance, and subject to compliance by VDO and TRA with their warranties and undertakings contained herein, VDO shall issue and deliver to TRA the amount of $100,000.00 together with one or more stock certificates registered in the name of the undersigned shareholders of TRA, on a pro-rata basis totaling 400,000 shares in exchange for 2,500,000 shares of TRA Common stock constituting 100% of the issued and outstanding shares of TRA including warrants, options, or claims regarding any other shares of TRA. In the event that the Company effects a reverse split of the Company's stock, additional shares shall be issued in the same proportion as the ratio of the reverse split. All of the shares exchanged shall, upon such issuance and delivery, shall be fully paid and non-assessable.

     3. Investment intent.

          3.1 Each TRA Shareholder ("Subscriber") understands and acknowledges that the VDO Shares being acquired hereunder have not been registered under the Securities Act of 1933 (the "Act") or applicable state securities laws; (ii) the Subscriber cannot sell such Stock unless such securities are registered under the Act and any applicable state securities laws or unless exemptions from such registration requirements are available; (iii) a legend will be placed on any certificate or certificates evidencing the Stock, stating that such securities have not been registered under the Act and setting forth or referring to the restrictions on transferability and sales of the securities.

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          3.2  Such  Subscriber  (i) is  acquiring  the  Shares  solely  for the
          Subscriber's own account for investment purposes only and not with a view toward resale or distribution, either in whole or in part; (ii) has no contract, undertaking, agreement or other arrangement, in existence or contemplated, to sell, pledge, assign or otherwise transfer the Shares to any other person; (iii) agrees not to sell or otherwise transfer the Subscriber's Shares unless and until such
          securities  are   subsequently   registered  under  the  Act  and  any
          applicable state securities laws or unless an exemption from any such registration is available.

          3.3 Such Subscriber understands that an investment in the Shares involves substantial risks and Subscriber recognizes and understands the risks relating to this transaction and acquisition of the VDO shares.

          3.4 Such Subscriber has, either alone or together with the Subscriber's Purchaser Representative (as that term is defined in Regulation D under the Act), such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks of the acquisition by VDO.

     4. Dissenting shares: None. TRA represents and warrants that there are no dissenting shareholders with respect to the proposed merger or acquisition.

     5. Place of closing. The closing of this agreement and all deliveries hereunder shall take place via electronic closing by fax or e-mail.

     6. Time of closing. The closing shall be 3:00 PM, Central Standard time (or such other time as may be mutually agreed upon) on the closing date, which shall be April 24, 2000, unless extended by mutual agreement of the parties. The last date fixed by mutual agreement of the parties or otherwise becoming effective under this paragraph shall constitute the closing date.

     7. Representations and warranties of VDO. VDO and its shareholders represent and warrant to TRA that:


     (a) Corporate status. VDO is a corporation duly organized and existing under the laws of the State of Florida, with an authorized capital stock consisting of 50,000,000 Common shares, of which 17,300,000 shares are currently issued and outstanding.

     (b). The audited financial statements of VDO, through December 31, 1999, are attached hereto. Since April 17, 2000, there has been no material adverse change in the assets or liabilities or in the condition, financial or other, of VDO, except changes occurring in the ordinary course of business and changes referred to or permitted herein.

     (c) Lawsuits and claims. VDO is not a party to or threatened by any litigation, proceeding, or controversy before any court or administrative agency which might result in any change in the business or properties of VDO or which change would be substantially adverse taking into account the entire business and properties of VDO; VDO is not in default with respect to any judgment, order, writ, injunction, decree, rule, or regulation of any court or administrative agency.

     (d) Taxes. VDO has filed with the appropriate governmental agencies all tax returns required by such agencies to be filed by it and is not in default with respect to any such filing. VDO has paid all taxes claimed to be due by state and local taxing authorities and has not been examined by representatives of the United States Internal Revenue Service for federal taxes since inception.

     8. Representations and warranties of TRA. TRA represents and warrants to VDO that:


     (a) Corporate status. TRA is a Delaware corporation duly organized and existing under the laws of the State of Delaware, with an authorized capital stock consisting of 50,000,000 shares of common stock, .001 par value, of which two million five hundred thousand (2,500,000) shares have been duly issued and are outstanding fully paid and non-assessable; and no shares of preferred stock, or any other form of stock or security, of which no shares are issued or outstanding. TRA has no subsidiary.

     (b) Corporate authority. TRA and its shareholders have the corporate right and authority to acquire and operate the properties and business now owned and operated by it and to issue and deliver the number of shares of its Common stock required to be issued hereunder to VDO.

     (c) Disposition of assets. Since April 4, 2000, there has been no material adverse change in the assets or liabilities or in the condition, financial or other, of TRA except changes occurring in the ordinary course of business and changes referred to or permitted herein.

     (d) Lawsuits and claims. TRA is not a party to or threatened by any litigation, proceeding, or controversy before any court or administrative agency which might result in any change in the business or properties of TRA or which change would be substantially adverse, taking into account the entire business and properties of TRA.

     (e) Taxes. TRA has filed with the appropriate governmental agencies all tax returns required by such agencies to be filed by it and is not in default with respect to any such filing. VDO has paid all taxes claimed to be due by state and local taxing authorities and has not been examined by representatives of the United States Internal Revenue Service for federal taxes during the past three fiscal years.

     9. Interim conduct of business by TRA. Until the time of closing, TRA will conduct its business in the ordinary and usual course, and prior to the time of closing it will not, without the written consent of VDO, borrow any money, incur any liability other than in the ordinary and usual course of business or in connection with the performance or consummation of this agreement, encumber or permit to be encumbered any of its properties and assets, dispose or contract to dispose of any property except in the regular and ordinary course of business, enter into any lease or contract for the purchase of real estate, form or cause to be formed any subsidiary, pay any bonus or special remuneration to any officer or employee, declare or pay any dividends, make any other distributions to its shareholders, or issue, sell, or purchase any stock, notes, or other securities.

     10. Access to information. From the date hereof each party shall allow the other free access to its files and audits, including any and all information relating to taxes, commitments, and contracts, real estate and personal property titles, and financial condition. From the date hereof each party agrees to cause its auditors to cooperate with the other in making available all financial information requested, including the right to examine all working papers pertaining to audits made by such auditors.

     11. Conditions of obligations of VDO. Unless at the time of closing the following conditions are satisfied, VDO shall not be obligated to make the transfer, assignment and conveyance as set forth in Paragraph1 herein, and otherwise to effectuate its part of the reorganization herein provided:

     (a) The representations and warranties of TRA set forth herein, are, on the date hereof and as of the time of closing, substantially correct.

     (b) The directors of TRA have approved the consummation of this agreement and the matters herein provided.

     (c) No litigation or proceeding is threatened or pending for the purpose of with the probably effect of enjoining or preventing the consummation of this agreement or which would materially affect TRA operation or its assets.

     (d) TRA has complied with its agreements herein to be performed by it prior to the time of closing.

     12. Conditions of obligations of TRA. Unless at the time of closing the following conditions are satisfied, TRA shall not be obligated to issue and deliver the shares of its Common stock as set forth in Paragraph 1 herein, and otherwise to effectuate its part of the reorganization herein provided:

     (a) The representations and warranties of VDO set forth in Paragraph 9 are, on the date hereof and as of the time of closing, substantially correct subject to any change made because of any action approved by TRA.

     (b) The directors of VDO have approved and the holders of a majority of the outstanding shares of VDO have voted in favor of the consummation of this agreement and the matters herein provided.

     (c) No litigation or proceeding is threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of this agreement or which would materially affect VDO operation of the properties and business to be acquired by it hereunder.

     (d) VDO has complied with its agreements herein to be performed by it prior to the time of closing, including payment of the $100,000.00 to the undersigned shareholders and agreement to deliver 400,000 common capital shares of VDO, Incorporated.

     13. Abandonment of agreement. If by reason of the provisions of Paragraphs 11 or 12 above either party is not obligated to effectuate the reorganization, then either party which is not so obligated may terminate and abandon this agreement by delivering to the other party written notice of termination prior to the time of closing, and thereupon this agreement shall be terminated without further obligation or liability upon either party in favor of the other.

     14. Authorization by shareholders. TRA and VDO shall promptly take such action as may be necessary to obtain any required approval of their respective shareholders to authorize the consummation of this agreement and the matters herein provided, and each will recommend to its shareholders that this agreement and the matters herein provided, and all other matters necessary or incident thereto, be approved, authorized, and consummated.

     15. Listing of VDO stock issued to TRA. VDO shall not be required to prepare and file a registration statement under the Securities Act of 1933 covering the shares of Common stock to be delivered hereunder; however, it shall prepare an 8-K filing providing the requisite information on the acquisition.

     16. Brokers' fees.  Neither party has incurred nor will incur any liability
     for  brokerage  fees  or  agents'   commissions  in  connection   with  the
     transactions contemplated hereby.

     17. Execution of documents. At any time and from time to time after the time of closing, VDO will execute and deliver to TRA and TRA will execute and deliver to VDO such further conveyances, assignments, and other written assurances as TRA or VDO shall reasonably request in order to vest and confirm TRA's shareholders and VDO, respectively, title to the shares and/or assets to be and intended to be transferred, assigned, and conveyed hereunder.

     18. Parties in interest. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm, or corporation other than the parties hereto any rights or remedies under or by reason hereof.

     19.Completeness   of  agreement.   This   agreement   contains  the  entire
     understanding between the parties hereto with respect to the transactions contemplated hereby.

     20. Survival of Representations and Warranties. Each of the parties hereto hereby agrees that all representations and warranties made by or on behalf of him or it in this Agreement or in any document or instrument delivered pursuant hereto shall survive for a period of three (3) years following the Closing Date and the consummation of the transactions contemplated hereby, except with respect to the representation and warranties set forth in Sections 4 which shall survive applicable statute of limitations period.

IN WITNESS HEREOF, the Parties hereto have hereunder set their hands and seals, effective on the date above stated, as witnessed below:

        VDO, INCORPORATED
         A Florida corporation

By:  /s/ Samuel Shneibalg
     -------------------------------
         Samuel Shneibalg, President


THOROUGHBRED RACING ASSOCIATION
         A Delaware corporation

By:  /s/  Kevin B. Halter
     ------------------------------
         Kevin B. Halter, President

HALTER CAPITAL CORPORATION

By:  /s/ Kevin B. Halter
     ------------------------------
         Kevin B. Halter, Shareholder